Exhibit 5

December 29, 2010

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

Ladies and Gentlemen:

We have acted as special counsel to DARA BioSciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “462(b) Registration Statement) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to an aggregate of 800 units (the “Units”), with each unit consisting of (i) one share of Series A convertible preferred stock (the “Shares”) which is convertible into shares of common stock, par value $0.01 per share, (ii) a Class A Warrant to purchase shares of common stock (the “Class A Warrants”), and (iii) a Class B Warrant to purchase shares of common stock (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”). The 462(b) Registration Statement relates to the Registration Statement on Form S-1 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2010 (Registration No. 333-165884) (such Registration Statement, as amended and supplemented, the “Original Registration Statement”).

You have requested our opinion as to the matters set forth below in connection with the 462(b) Registration Statement. For purposes of rendering that opinion, we have examined the 462(b) Registration Statement, the Original Registration Statement, the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, the form Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed as an exhibit to the Original Registration Statement (the “Certificate of Designation”) and the corporate action of the Company that provides for the issuance of the Units, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. As to certain matters of fact that are material to our opinion, we have relied upon certificates of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the laws of the State of North Carolina and Delaware General Corporation Law, including applicable provisions of the North Carolina and Delaware Constitutions and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that when (i) the 462(b) Registration Statement becomes effective under the Securities Act, (ii) the securities purchase agreement

DARA BioSciences, Inc.

December 29, 2010

pursuant to which the Units will be sold to purchasers in the offering (the “Securities Purchase Agreement”) is executed and delivered by the parties thereto and (iii) the Certificate of Designation has been filed with the Delaware Secretary of State as required by applicable law:

1.	The Shares comprising the Units will be duly authorized for issuance by the Company and, when issued and paid for in accordance with the Securities Purchase Agreement, will be validly issued, fully paid, and non-assessable;

2.	The Warrants comprising the Units, when duly executed, issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity);

3.	The shares of Company common stock issuable upon conversion of the of the Shares, when converted in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable; and

4.	The shares of Company common stock issuable upon exercise of the Warrants, when issued, paid for (which amount shall be not less than the par value of the common stock) and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP